Exhibit A.1

JOINT WRITTEN CONSENT
OF THE
BOARD OF DIRECTORS
AND
MAJORITY STOCKHOLDERS
OF
AMERICAN INTERNATIONAL INDUSTRIES, INC.

The undersigned, being the members of the Board of Directors of American International Industries, Inc., a Nevada corporation (the "Corporation"), together with the written consent of the  holders of a majority of the outstanding shares of the Corporation’s common stock, par value $0.001 (the “Common Stock”), acting pursuant to the authority granted by NRS 78:320 of the Nevada Revised Statutes, do hereby adopt the following resolutions, which resolutions have been approved by the written consent of the holders of a majority of the Corporation’s outstanding shares of Common Stock as of this 17th day of August 2012.

AMENDMENT TO THE CORPORATION’S CERTIFICATE OF INCORPORATION TO IMPLEMENT A REVERSE SPLIT

WHEREAS, the undersigned members of the Corporation’s Board of Directors have determined, after reviewing the capital structure of the Corporation, including the number of currently issued and outstanding shares of Common Stock, the market price of the Common Stock and the relatively limited investor interest in the Corporation’s Common Stock, to authorize and approve a reverse split of the Corporation's outstanding shares of Common Stock on a One for Ten (1:10) basis.

NOW, THEREFORE, BE IT RESOLVED, that the Certificate of Incorporation of this Corporation be amended by changing Article FOUR so that, as amended, said Article shall be and read as follows:

“The total number of shares which the Corporation shall be entitled to issue is 51,000,000 shares of capital stock consisting of 50,000,000 shares of common stock, par value $0.001, and 1,000,000 shares of preferred stock, par value $0.001 and that the Board of Directors has the authority to establish one or more series of preferred stock and fix relative rights and preferences of any series of preferred stock to be determined by the Board of Directors. The 16,068,743 outstanding shares of common stock on June 30, 2012, will be reduced on a One for Ten (1:10) basis to 1,606,874 outstanding shares of common stock.”

FURTHER RESOLVED, that, subject to the foregoing, any officer of the Corporation, be and hereby is authorized, empowered and directed, for and on behalf of the Corporation, to take such further action and execute and deliver any additional instruments, certificates, filings or other documents and to take any additional steps as any such officer deems necessary or appropriate to effectuate the purposes of the foregoing resolution;

FURTHER RESOLVED, that this Joint Written Consent of the Board of Directors and Majority Stockholders shall be added to the corporate records of this Corporation and made a part thereof, and the resolutions set forth above shall have the same force and effect as if adopted at a meeting duly noticed and held by the Board of Directors and the consenting stockholders of this Corporation. This Joint Written Consent may be executed in counterparts and with facsimile signatures with the effect as if all parties hereto had executed the same document. All counterparts shall be construed together and shall constitute a single Joint Written Consent.

FURTHER RESOLVED , that the undersigned, constituting the entire Board of Directors and the Majority Stockholders of the Corporation, hereby take the following actions without the formality of convening a Meeting of Stockholders in accordance with NRS 78:320 of the Nevada Revised Statutes, with the same effect as if such actions were taken pursuant to resolutions presented to and adopted by the Holders of the Majority of Shares Entitled to Vote thereof, and thereby direct that this Joint Written Consent of the Board of Directors and Majority Stockholders be filed with the minutes of the meetings of the Corporation.

AMERICAN INTERNATIONAL INDUSTRIES, INC.

By its Board of Directors:

/s/ Daniel Dror, Chairman

/s/ Charles R. Zeller, Director

/s/ Thomas J. Craft, Jr., Director

/s/ Scott Wolinsky, Director

Dated: August 17, 2012

The following table sets forth the name or each consenting stockholder, his/her/its relationship to the Corporation and the percentage of voting shares owned by each. At June 30, 2012, there were a total of 16,068,743 outstanding shares of Common Stock, and 1,000 shares of voting Series A Preferred Stock owned by Daniel Dror, having the right to vote 6,266,810 shares or a total of 22,889,366 voting shares.

Name of Consenting Stockholder/Relationship	Number of Shares	Percent of Voting Shares
Daniel Dror, CEO and Chairman /s/ Daniel Dror	88,526 shares	0.24%
Daniel Dror, CEO and Chairman /s/ Daniel Dror	1,000 shares or 6,266,810 (1)	30.00%
Sherry McKinzey, CFO /s/ Sherry McKinzey	154,920 shares	0.74%
Dror Family Trust /s/ Brenda Forbes, Trustee	877,629 shares	3.8%
S. Scott Gaile, President /s/ S. Scott Gaile	114,400 shares	0.54%
International Diversified Corporation, Ltd. /s/ Elkana Faiwuszewicz	2,738,784 shares (2)	11.96%
Kemah Development Texas L.P. /s/ Elkana Faiwuszewicz	1,460,000 shares (3)	6.98%
Scott Wolinsky, Director /s/ Scott Wolinsky	862,500 shares	3.77%
Total	12,563,569 Shares	54.88%

(1)

Represents shares of the Corporation's Series A Preferred Stock, having the right to vote, in the aggregate, on all stockholder matters, a number of votes equal to 30% of the total stockholder vote on any and all stockholder matters. At June, 30, 2012, the Corporation had 16,068,743 shares of Common Stock outstanding and, as a result, the 1,000 shares of voting Series A Preferred Stock have the right to vote and have voted 6,266,810 shares in favor of the Reverse Split, based upon the total of 22,889,366 shares of voting stock, which includes the 6,266,810 shares voted by Daniel Dror, the holder of the Series A Preferred Stock.

(2)

International Diversified Corporation, Ltd., a corporation owned by Elkana Faiwuszewicz, Daniel Dror's brother, owns 2,738,784 shares of Common Stock. Mr. Dror is not an officer, director or stockholder of International Diversified Corporation, Ltd., and disclaims any beneficial interest in or control over the shares owned by Mr. Faiwuszewicz or his corporation.

(3)

Kemah Development Texas L.P. is owned by an entity controlled by Elkana Faiwuszewicz, Daniel Dror's brother. Mr. Dror disclaims any beneficial interest in or control over Kemah Development Texas L. P.

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